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                                                                    EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                                     . . . .

                 1. The name of the corporation (which is hereinafter referred to as the "CORPORATION") is International Manufacturing Services, Inc.

                 2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 1994, under the name International Manufacturing Services, Inc.

                 3. This Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the stockholders of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and, upon filing with the Secretary of State in accordance with Section 103, shall thenceforth supersede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

                 4. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

                 5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the Corporation is INTERNATIONAL MANUFACTURING SERVICES, INC.

         SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801, in the County of New Castle. The name of the corporation's registered agent at such address shall be The Corporation Trust Company.

         THIRD: The nature of the business of the Corporation and its objects and purposes are to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of such State.

         FOURTH: The Corporation is authorized to issue 6,000,000 shares of Series A Preferred Stock, Par Value $0.001 per share (the "Series A Preferred Stock"), 2,509,425 shares of Series B Preferred Stock, Par Value $0.001 per share (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Preferred Stock"), 18,000,000 shares of voting common stock $0.001 par value (the "Class A Common Stock") and 7,500,000 shares of nonvoting common stock $0.001 par value (the "Class B Common Stock").

                 At the time this Restated Certificate is filed with the Delaware Secretary of State (the "Effective Time") each two (2) shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Effective Time shall be reclassified as and converted into three (3) shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock, respectively, with all the preferences, limitations and rights attendant thereto. As used in this Article Fourth, "Common Stock" means the Class A Common Stock, the Class B Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.










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                 Set forth below is a statement of the preferences, limitations and relative rights of each class and series of stock of the Corporation.
Unless otherwise indicated, all cross-references in each subdivision of this Article Fourth refer to other paragraphs in such subdivision.

                              I.  PREFERRED STOCK

                 Section 1.  Dividends.

                 1A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock as provided in this Section 1. Dividends on each share of the Preferred Stock (a "Share") shall accrue on a daily basis at the rate of 10% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share. Additionally, in the event that a Share of Series B Preferred Stock is converted into a Share of Series A Preferred Stock, the "date of issuance" with respect to such Share of Series A Preferred Stock shall be the date of issuance of the Share of Series B Preferred Stock, the conversion of which resulted in the issuance of such Share of Series A Preferred Stock.

                 1B.      Dividend Reference Dates.  To the extent not paid on
March 31, June 30, September 30, and December 31 of each year, beginning June 30, 1996 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

                 1C.      Distribution of Partial Dividend Payments.  Except as
otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of Shares held by each such holder.

                 1D.      Payment of Dividends with Shares.  Notwithstanding
any other provision of this Section 1, if at any time the Company is unable to pay any dividends accruing on the Preferred Stock then such dividends shall, at the election of the holders of the Preferred Stock, be paid in lieu of cash dividends by the issuance of additional Shares of (i) Series A Preferred Stock (including fractional Shares), in the case of dividends on the Series A Preferred Stock or (ii) Series B Preferred Stock (including fractional Shares), in the case of dividends on the Series B Preferred Stock, having an aggregate Conversion Price (as defined below) at the time of such payment equal to the amount of the dividend to be paid. If and when any Shares are issued under this paragraph 1D for the payment of accrued dividends, such Shares shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

                 1E.      Participating Dividends.  In the event that the
Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if any dividend consists of voting securities, the Corporation shall make available to each holder of Series A Preferred, at such holder's request, dividends consisting of securities which are non-voting (except as otherwise required by law), which are otherwise identical to the dividends consisting of voting securities and which are convertible into such voting securities on the same terms as Class B Common Stock is convertible into Class A Common Stock.





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                 Section 2.  Liquidation.

                 Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and, except as set forth herein, the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Preferred Stock, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up. Any Change in Ownership or Fundamental Change (both as defined below) may be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

                 In addition to and after payment in full of all other amounts payable to the holders of the Preferred Stock under this Section 2, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall be entitled to participate on an as if converted basis with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock (the amount received with respect to each Share of Preferred Stock being referred to in this Section 2 as the "Participation Amount"), provided that, notwithstanding anything to the contrary in this Section 2, if the quotient obtained by dividing the aggregate Participation Amount by the aggregate number of Shares is equal to or greater than $6.67 (as adjusted to take into effect stock splits, combinations, recapitalizations, etc.), then the amount paid upon liquidation with respect to each Share shall equal only the Participation Amount with respect to such Share and shall not include the Liquidation Value thereof.

                 Section 3. Priority of Preferred Stock on Dividends and Redemptions.

                 So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Preferred Stock or the Corporation has failed to make any redemption of the Preferred Stock required hereunder; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of agreements providing the Corporation with repurchase rights for an aggregate purchase price of no more than $2,000,000 in any twelve-month period and, unless waived by a majority vote of the Preferred Stock (the Series A Preferred Stock and Series B Preferred Stock voting together as a single class), so long as no Event of Noncompliance is in existence at the time of or immediately after such repurchase or would be caused by such repurchase.

                 Section 4.  Redemptions.

                 4A.      Special Redemptions.

                 (i) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice to each holder of Preferred Stock of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Any holder of Preferred Stock may, to the extent permitted





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by the Delaware General Corporation Law, require the Corporation to redeem all or any portion of the Preferred Stock owned by such holder at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon), plus an amount (the "Participation Amount") equal to the number of shares of Conversion Stock then issuable upon conversion of such Share multiplied by the consideration payable with respect to each share of Common Stock in such Change of Ownership, by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation's notice and (b) five days prior to the consummation of the Change in Ownership (the "Expiration Date"); provided that, if the quotient obtained by dividing the aggregate Participation Amount by the aggregate number of Shares being redeemed is equal to or greater than $6.67 (as adjusted to take into effect stock splits, combinations, recapitalizations, etc.), then the price per Share shall equal only the Participation Amount with respect to such Share and shall not include the Liquidation Value thereof. The Corporation shall give prompt written notice of any such election to all other holders of Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Preferred Stock owned by such holder.

                 Upon receipt of such election(s), the Corporation shall, to the extent permitted by the Delaware General Corporation Law, be obligated to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation's receipt of such election(s) (the "Redemption Date"). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Preferred Stock may rescind such holder's request for redemption by giving written notice of such rescission to the Corporation.

                 The term "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Preferred Stock as of the date of the Recapitalization Agreement, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

                 (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Any holder of Preferred Stock may, to the extent permitted by the Delaware General Corporation Law, require the Corporation to redeem all or any portion of the Preferred Stock owned by such holder at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon), plus an amount (the "Participation Amount") equal to the number of shares of Conversion Stock then issuable upon conversion of such Share multiplied by the consideration payable with respect to each share of Common Stock in such Fundamental Change, by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation; provided that, if the quotient obtained by dividing the aggregate Participation Amount by the aggregate number of Shares being redeemed is equal to or greater than $6.67 (as adjusted to take into effect stock splits, combinations, recapitalizations, etc.), then the price per Share shall equal only the Participation Amount with respect to such Share and shall not include the Liquidation Value thereof. The Corporation shall give prompt written notice of such election to all other holders of Preferred Stock (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Preferred Stock owned by such holder.

                 Upon receipt of such election(s), the Corporation shall, to the extent permitted by the Delaware General Corporation Law, be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change (the "Redemption Date"). If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Preferred Stock may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.





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                 The term "Fundamental Change" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors; provided that a merger or other transaction conducted for the sole purpose of changing the Company's domicile shall not be considered a Fundamental Change.

                 4B.      Redemption Payments.  For each Share which is to be
redeemed hereunder, the Corporation shall, to the extent permitted by the Delaware General Corporation Law, be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) the amount required to be paid hereunder (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares (as determined by reference to the monthly unaudited financial data prepared by the Company), such funds shall promptly be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Prior to any redemption of Preferred Stock, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Shares which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

                 4C.      Partial Redemption.  In case fewer than the total
number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

                 4D.      Dividends After Redemption Date.  No Share shall be
entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

                 4E.      Redeemed or Otherwise Acquired Shares.  Any Shares
which are redeemed or otherwise acquired by the Corporation shall be canceled and retired and shall thereupon become authorized but unissued shares of Preferred Stock and shall not be reissued, sold or transferred.

                 4F. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Preferred Stock on the basis of the number of Shares owned by each such holder.

                 Section 5. Voting Rights. The holders of Preferred Stock shall have no right to vote except as set forth in this paragraph 5 and as otherwise expressly provided by law. Each holder of the Series A Preferred Stock (i) shall be entitled to vote, together as a single class with the holders of the Class A Common Stock, on all matters submitted to the stockholders for a vote, (ii) shall have one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held by such holder on the record date for the determination of stockholders entitled to vote, or if no record date is specified, as of the date of such vote, and (iii) shall be entitled to notice of each stockholders' meeting in accordance with the Bylaws of the Corporation. Each holder of Series B Preferred Stock (x) shall be entitled to vote, together as a single class with the holders of the Class





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A Common Stock, (y) shall be entitled to one vote for each share of Class A
Common Stock that would be issuable to such holder upon the conversion of all the shares of Series B Preferred Stock held by such holder (whether by way of conversion through Class B Common Stock or through Series A Preferred Stock) on the record date for the determination of stockholders entitled to vote, or if no record date is specified, as of the date of such vote, and (z) shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, in each case only with respect to the following corporate actions (each a "Voting Event"):

                          (a)     any amendment or modification to the
         Certificate of Incorporation or, at such time as it shall be submitted to a vote of the stockholders of the Corporation, any amendment or modification to the Bylaws of the Corporation;

                          (b) the liquidation, dissolution, winding-up or bankruptcy of the Corporation, the reorganization, reclassification or recapitalization of the capital stock of the Corporation, or the sale of all or substantially all of the property and assets of the Corporation (other than sales of inventory in the ordinary course of business);

                          (c) any change in the number of shares of the Class A Common Stock or the Class B Common Stock authorized as of the date of original issuance of the Preferred Stock;

                          (d) at such time as it shall be submitted to a vote of the stockholders of the Corporation, any material change in the nature of the Corporation's business from that as is conducted, or contemplated to be conducted, by the Corporation on the date of the issuance of the Series B Preferred Stock;

                          (e) at such time as it shall be submitted to a vote of the stockholders of the Corporation, any issuance of shares of capital stock or other equity securities of the Corporation or any of its subsidiaries, other than pursuant to options or warrants to purchase up to 3,352,500 shares of Class A Common Stock, which at the time of the original issuance of the Preferred Stock have been or may be granted to employees, officers and directors of the Corporation;

                          (f) at such time as it shall be submitted to a vote of the stockholders of the Corporation, any issuance of any options, warrants or other rights to acquire any shares of capital stock of the Corporation or any of its subsidiaries, other than options to purchase up to 3,352,500 shares of Class A Common Stock which at the time of the original issuance of the Preferred Stock have been or may be granted to employees, officers and directors of the Corporation;

                          (g) at such time as it shall be submitted to a vote of the stockholders of the Corporation, any merger, consolidation or other business combination of the Corporation or any of its subsidiaries with, acquisition by the Corporation or any of its subsidiaries of, or investment by the Corporation of any of its subsidiaries in, any other entity or business in connection with which the aggregate consideration to be paid by the Corporation and its subsidiaries exceeds $1,000,000;

                          (h) at such time as it shall be submitted to a vote of the stockholders of the Corporation, any incurrence by the Corporation and its subsidiaries of indebtedness for borrowed money in aggregate outstanding at any time in excess of $250,000.

                 Section 6.  Conversion.

                 6A.      Conversion Procedure.

                 (i) At any time and from time to time, any holder of Preferred Stock may convert all or any portion of the Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1.67 and dividing the result by the Conversion Price then in effect. Any holder of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock (including any fraction of a Share) held by such holder into an equal number of shares of Series A Preferred Stock upon the occurrence of a Conversion Event (as defined below) with respect to the Series B Preferred





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


Stock, provided that, in the case of any Conversion Event set forth in subparagraph 6B(e),6B(g) or 6B(i), such right of conversion shall exist only during the 60-day period following receipt by such holder of written notice from the Corporation of the occurrence of such Conversion Event and shall lapse thereafter until the occurrence of any subsequent Conversion Event.

                 (ii) Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Preferred Stock or Series B Preferred Stock, as applicable, shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock or Series A Preferred Stock, as applicable, are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock or Series A Preferred Stock, as applicable, represented thereby.

                 (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and all other amounts required to be paid hereunder).

                 (iv) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until immediately prior to such transaction being consummated.

                 (v) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                          (a) a certificate or certificates representing the number of shares of Conversion Stock or Series A Preferred Stock, as applicable, issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                          (b) payment in an amount equal to all accrued and unpaid dividends with respect to each Share converted which have not been paid prior thereto, plus the amount payable under subparagraph
         (x) below with respect to such conversion; and

                          (c) a certificate representing any Shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                 (vi) If for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Preferred Stock being converted into Conversion Stock, such dividends may, at the converting holder's option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

                 (vii) The issuance of certificates for shares of Conversion Stock or Series A Preferred Stock, as applicable, upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock or Series A Preferred Stock, as applicable, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted. Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock or Series A Preferred Stock, as applicable, issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.





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

                 (viii) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock . The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                 (ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock and Series A Preferred Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock and Series A Preferred Stock, as applicable, issuable upon the conversion of all outstanding Preferred Stock . All shares of Conversion Stock and Series A Preferred Stock, as applicable, which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock and Series A Preferred Stock, as applicable, may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock or Series A Preferred Stock, as applicable, may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock and Series A Preferred Stock, as applicable, to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

                 (x) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Preferred Stock , the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                 6B.      Conversion Events.  Each of the following shall
constitute a "Conversion Event" with respect to shares of Series B Preferred Stock or Class B Common Stock, as the case may be:

                          (a)     upon the transfer of such shares by
Prudential Private Equity Investors III, L.P. ("PPEI") or a party affiliated with PPEI or The Prudential Insurance Company of America ("Prudential") to a party not affiliated with PPEI or Prudential;

                          (b)     upon the distribution of such shares to any
limited partner of PPEI other than Prudential Equity Investors, Inc. or any other affiliate of Prudential;

                          (c)     if, after giving effect to conversion of such
shares, PPEI and Prudential or any affiliate thereof would not collectively hold more than the greater of (i) an amount equal to 4.9 percent of the aggregate amount of voting capital stock of the Corporation then outstanding and (ii) the lesser of (x) one share less than the aggregate amount of voting capital stock of the Corporation held by a single other stockholder, not affiliated with Prudential and (y) an amount equal to 19.9 percent of the aggregate amount of voting capital stock of the Corporation then outstanding;

                          (d)     upon a sale of all or substantially all the
assets of the Corporation or of the Corporation and its subsidiaries on a consolidated basis or upon any other acquisition of the Corporation or any of its subsidiaries by merger, a negotiated stock purchase or a purchase pursuant to a tender for substantially all of the outstanding shares of Common Stock of the Corporation or such subsidiary;

                          (e)     upon a failure by the Corporation or any of
its subsidiaries to make payment due for indebtedness on borrowed money (unless and until such failure to pay is cured or waived) if at the time of such failure to pay either Prudential or any of its Affiliates is a holder of such indebtedness or in cases in which none of Prudential or its Affiliates is a holder of such indebtedness, upon the receipt by Prudential or any of its Affiliates of notice of any default or event of default under any material agreement pursuant to which the Corporation or any of its subsidiaries has incurred indebtedness for borrowed money (unless and until such default or event of default is cured or waived);

                          (f)     if, at any time, the total number of shares
of Common Stock and the number of shares convertible at the option of the holder thereof into shares of Common Stock held by PPEI as a percentage of the total number of shares of Common Stock outstanding on a fully-diluted basis is less than 50% of such percentage on the date of original issuance of the Preferred Stock;

                          (g)     if, during any twelve-month period, more than
30% of the Corporation's directors resign or are replaced;

                          (h)     upon the sale by one or more members of
management of the Corporation of more than 50% of the stock owned at the time of original issuance of the Preferred Stock by all members of management of the Corporation or upon the sale by any of the three largest management stockholders of more than 75% of the Corporation's stock owned by such person at the time of original issuance of the Preferred Stock; or

                          (i)     if, for two consecutive quarterly periods of
the Corporation, the quarterly financial statements of the Corporation show that it has suffered a net loss from operations (with the Corporation's net income or loss from operations to be calculated in accordance with generally accepted accounting principles, consistently applied) but before taking into account any non-cash or extraordinary items of income or expense.

                 6C.      Conversion Price.

                 (i) The initial Conversion Price shall be $1.67. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6C.

                 (ii) If and whenever on or after the original date of issuance of the Preferred Stock the Corporation issues or sells, or in accordance with paragraph 6D is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by
(b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                 (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of up to an aggregate of 3,352,500 shares of Common Stock to employees, directors, consultants, vendors, lessors and lenders of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans and lease and loan transactions approved by the Corporation's Board of Directors and pursuant to the exercise of the warrant issued to Maxtor Corporation on the date of the issuance of the Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and as such number includes all such stock options and purchase rights outstanding at the time of the issuance of the Preferred Stock).

                 6D.      Effect on Conversion Price of Certain Events.  For
purposes of determining the adjusted Conversion Price under paragraph 6C, the following shall be applicable:

                 (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such

Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                 (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                 (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Preferred Stock. For purposes of paragraph 6D, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

                 (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of paragraph 6D, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Preferred Stock.

                 (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                 (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

                 (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                 (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                 6E.      Subdivision or Combination of Common Stock.  If the
Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. If the Corporation in any manner subdivides its outstanding shares of Series A Preferred Stock into a greater number of shares, then the Series B Preferred Stock shall be similarly subdivided and, if the Corporation in any manner combines its outstanding shares of Series A Preferred Stock into a smaller number of shares, then the number of shares of Series B Preferred Stock immediately prior to such combination shall be proportionately reduced.

                 6F.      Reorganization, Reclassification, Consolidation,
Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                 6G.      Certain Events.  If any event occurs of the type
contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment pursuant to this Section 6G shall increase the Conversion Price as otherwise determined pursuant to this
Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Preferred Stock.

                 6H.      Notices.

                   (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                 (iii) The Corporation shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

                 6I.      Mandatory Conversion.  The Corporation may at any
time require the conversion of all of the outstanding Preferred Stock if the Corporation is at such time effecting a firm commitment underwritten Public Offering of shares of its Common Stock in which (i) the aggregate price paid by the public for the shares shall be at least $30 million, and (ii) the price per share paid by the public for such shares shall be at least (a) 200% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering, if such sale occurs before the first anniversary of the date of issuance of the Preferred Stock, or (b) 300% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering, otherwise. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least seven days prior to such closing.

                 Section 7.       Purchase Rights.

                 If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock generally (the "Purchase Rights"), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that if the Purchase Rights involve voting securities, the Corporation shall make available to each holder of Series B Preferred Stock, at such holder's request, Purchase Rights involving securities which are non-voting (except as otherwise required by law), which are otherwise identical to the Purchase Rights involving voting securities and which are convertible into such voting securities on the same terms as Class B Common Stock is convertible into Class A Common Stock.

                 Section 8.       Events of Noncompliance.

                 8A.      Definition.  An Event of Noncompliance shall have
occurred if:

                   (i) the Corporation fails to pay on any Dividend Reference Date the full amount of dividends then accrued on the Preferred Stock, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject, provided that, any failure to make such dividend payment arising from compliance by the Corporation with the terms of the Maxtor Notes or agreements governing the Senior Debt (both as defined in the Recapitalization Agreement) shall not constitute an Event of Noncompliance;

                  (ii) the Corporation fails to make any redemption payment with respect to the Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject, provided that, any failure to make such redemption payment arising from compliance by the Corporation with the terms of the Maxtor Notes or agreements governing the Senior Debt shall not constitute an Event of Noncompliance;

                 (iii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein, provided that no Event of Noncompliance shall have occurred under this subparagraph
(iii) if the Corporation establishes (to the reasonable satisfaction of the holders of at least 50.1% of the Preferred Stock then outstanding) that (a) the particular Event of Noncompliance has not been caused by knowing or purposeful conduct by the Corporation or any Subsidiary, (b) the Corporation has exercised, and continues to exercise, best efforts to expeditiously cure the Event of Noncompliance (if cure is possible), (c) the Event of Noncompliance is not material to the financial condition, operating results, operations, assets or business prospects of the Corporation and its Subsidiaries, taken as a whole, and (d) the Event of Noncompliance is not material to any holder's investment in the Preferred Stock;

                  (iv) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

                   (v) a judgment in excess of $250,000 is rendered against the Corporation or any material Subsidiary and, within 6 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                  (vi) the Corporation or any material Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $250,000 to become due prior to its stated maturity.

                 8B.      Consequences of Events of Noncompliance.  (a) If an
Event of Noncompliance has occurred, then the holders of the Preferred Stock, by majority vote of the Series A Preferred Stock and Series B Preferred Stock voting together as a single class, may elect by written notice to the Corporation, one of the remedies outlined in (i) through (iii) below, provided that the remedy outlined in (i) below may not be elected at any time as there shall be an event of default existing under the Maxtor Notes. The remedy so elected shall be effective as of the time of occurrence of the Event of Noncompliance. The election of a remedy with respect to any Event of Noncompliance may be made at any time following such Event of Noncompliance and no failure to elect a remedy shall be deemed to constitute a waiver of the rights of the holders of the Preferred Stock hereunder.

                   (i) If an Event of Noncompliance has occurred, the dividend rate on the Preferred Stock shall increase immediately by an increment of two (2) percentage point(s). Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two (2) percentage point(s) (but in no event shall the dividend rate exceed 16%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

                  (ii) If any Event or Events of Noncompliance exist for an aggregate of 365 days (whether or not such days are consecutive), the Conversion Price of the Preferred Stock shall be reduced immediately by 10% of the Conversion Price in effect immediately prior to such adjustment (the "First Adjustment"). If any Event or Events of Noncompliance exist for an aggregate of 365 days after the First Adjustment (whether or not such days are consecutive and whether or not such days immediately follow the First Adjustment), the Conversion Price shall be reduced immediately by 10% of what the Conversion Price would have been immediately prior to such adjustment if the First Adjustment had not been made (the "Second Adjustment"). If any Event or Events of Noncompliance exist for an aggregate of 365 days after the Second Adjustment (whether or not such days are consecutive and whether or not such days immediately follow the Second Adjustment), the Conversion Price shall be reduced immediately by 10% of what the Conversion Price would have been immediately prior to such adjustment if the First and Second Adjustments had not been made. In no event shall any Conversion Price adjustment be rescinded, and in no event shall there be more than three Conversion Price adjustments pursuant to this subparagraph.

         For example, assume that the Conversion Price of the Preferred Stock is $1.67. If Events of Noncompliance are in existence for an aggregate of 365 days, the Conversion Price would be reduced immediately by 10% of $1.67, or $0.17, for a new Conversion Price of $1.50. If Events of Noncompliance exist for an additional 365 days, the existing Conversion Price would be reduced by 10% of what the Conversion Price would have been if there had been no previous adjustment pursuant to this paragraph (i.e., $1.67), or $0.17, for a new Conversion Price of $1.33. Then assume that there is a two-for-one stock split, in which case the Conversion Price would be decreased hereunder from $1.33 to $0.67, and assume that Events of Noncompliance exist for an additional 365 days. In this case, the Conversion Price would be reduced by 10% of what the Conversion Price would have been immediately prior to such adjustment if there had been no previous adjustments pursuant to this paragraph (i.e. $0.84), or $0.08, for a new Conversion Price of $0.59.

                 (iii) If any Event of Noncompliance has occurred, the number of directors constituting the Corporation's Board of Directors shall, at the request of a majority of the Preferred Stock then outstanding, be increased by one member, and the holders of Preferred Stock shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorship shall constitute a separate class of directors, and the director elected by the holders of the Preferred Stock shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus one. The special right of the holders of Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subparagraph (iii), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

                 At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing a director pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding. Any holder of Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

                 At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

                 Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is not longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

         (b) If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                 Section 9.       Registration of Transfer.

                 The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

                 Section 10.      Replacement.

                 Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                 Section 11.      Definitions.

                 "Recapitalization Agreement" means the Recapitalization Agreement, dated as of May 16, 1996, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

                 "Change in Ownership" has the meaning set forth in paragraph 4A hereof.

                 "Common Stock" means, collectively, the Corporation's Class A Common Stock, par value $0.001 per share, the Corporation's Class B Common Stock, par value $0.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                 "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6D(i) and 6D(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Preferred Stock.

                 "Conversion Stock" with respect to the Series A Preferred Stock, means shares of the Corporation's Class A Common Stock, par value $0.001 per share and with respect to the Series B Preferred Stock, means shares of the Corporation's Class B Common Stock, par value $0.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                 "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                 "Fundamental Change" has the meaning set forth in paragraph 4A hereof.

                 "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Preferred Stock.

                 "Liquidation Value" of any Share as of any particular date shall be equal to $1.67.

                 "Market Price" of any security means the average of the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such
security is not quoted in the NASDAQ System,   the average of the highest bid
and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                 "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                 "Public Offering" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

                 "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                 "Redemption Date" as to any Share means the date specified in the notice of any redemption at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.


                 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                 Section 12.  Amendment and Waiver.

                 No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 13 hereof without the prior written consent of the holders of at least 50.1% of the Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur, without the prior written consent of the holders of at least 75% of the Preferred Stock then outstanding and, if any of the Maxtor Notes then remain outstanding, the holder of the Maxtor Notes,
(b) the Conversion Price of the Preferred Stock or the number of shares or class of stock into which the Preferred Stock is convertible, without the prior written consent of the holder of at least 75% of the Preferred Stock then outstanding or (c) the percentage of Preferred Stock required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 75% of the Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Preferred Stock then outstanding.

                 Section 13.  Notices.

                 Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                           II.  CLASS A COMMON STOCK

         A. DIVIDENDS. The holders of shares of Class A Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of subdivision I of this Article Fourth with respect to the rights of holders of the Preferred Stock and subject to the simultaneous payment of dividends on the Class B Common Stock as set forth in subdivision III hereof.

         B. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the amounts to be paid to holders of Preferred Stock pursuant to subdivision I,
Section 2 hereof, the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of the Preferred Stock shall share ratably based upon the number of shares of Common Stock held by them (or, in the case of holders of Preferred Stock, the number of shares of Common Stock into which their Preferred Stock was convertible immediately prior to said liquidation, dissolution or winding up of the Corporation) in all remaining assets of the Corporation available for distribution to its stockholders.

         C. VOTING RIGHTS. All shares of Class A Common Stock shall be identical with each other in every respect. The shares of Class A Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.

         D. CONVERSION. Shares of Class A Common Stock held by PPEI, Prudential or any of their affiliates may be converted, at the option of the holder thereof at any time, into an equal number of fully paid and non-assessable shares of Class B Common Stock. The Corporation shall at all times take such action as is necessary to assure that an adequate number of shares of Class B Common Stock is available and reserved for issuance upon conversion of all outstanding shares of Class A Common Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with.


                           III.  CLASS B COMMON STOCK

         A. DIVIDENDS. The holders of shares of Class B Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of subdivision I of this Article Fourth with respect to the rights of holders of the Preferred Stock. Such dividends shall be equal to dividends declared on Class A Common Stock: provided, however, that in the event that the holders of Class A Common Stock receive a dividend payable in shares of Class A Common Stock, then holders of Class B Common Stock shall receive a number of shares of Class B Common Stock which is equal to the number of shares of Class A Common Stock which they would, but for this proviso, have received pursuant to this paragraph A.

         B. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the amounts to be paid to holders of Preferred Stock pursuant to subdivision I,
Section 2 hereof, the holders of Class B Common Stock, the holders of Class A Common Stock and the holders of the Preferred Stock shall share ratably based upon the number of shares of Common Stock held by them (or, in the case of holders of Preferred Stock, the number of shares of Common Stock into which their Preferred Stock was convertible immediately prior to said liquidation, dissolution or winding up of the Corporation) in all remaining assets of the Corporation available for distribution to its stockholders.

         C.      CONVERSION.

                 (a) RIGHT TO CONVERT. Subject to the terms and conditions of this paragraph C, the holder of any share or shares of Class B Common Stock shall have the right, at its option, to convert any shares of Class B Common Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on Class B Common Stock) into an equal number of fully paid and nonassessable shares of Class A Common Stock upon the occurrence of a Conversion Event with respect to such shares of Class B Common Stock provided that, in the case of any Conversion Event set forth in Section 6B(e), 6B(g) or 6B(i) of subdivision I, such right of conversion shall exist only during the 60-day period following receipt by such holder of written notice from the Corporation of the occurrence of such Conversion Event and shall lapse thereafter until the occurrence of any subsequent Conversion Event. Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Class B Common Stock into Class A Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of Class B Common Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock shall be issued.

                 (b) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in subparagraph C(a) and surrender of the certificate or certificates for the share or shares of Class B Common Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon the conversion of such share or shares of Class B Common Stock. To the extent permitted by law, such conversion shall be deemed to have been effected immediately prior to the close of business on the day the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class B Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                 (c) FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. In lieu of delivering any fractional share that would otherwise be deliverable upon any conversion of Class B Common Stock, the Corporation shall pay in cash to the holder thereof an amount equal to the Market Price of such share as of the date of such conversion. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Class A Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph C(b). In case the number of shares of Class B Common Stock represented by the certificate or certificates surrendered pursuant to subparagraph C(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Class B Common Stock represented by the certificate or certificates surrendered which are not to be converted.

                 (d) SUBDIVISION OR COMBINATION OF STOCK. If the Corporation in any manner subdivides its outstanding shares of Class A Common Stock into a greater number of shares, then the Class B Common Stock shall be similarly subdivided, and, if the Corporation in any manner combines its outstanding shares of Class A Common Stock into a smaller number of shares, then the number of shares of Class B Common Stock immediately prior to such combination shall be proportionately reduced.

                 (e) NOTICE OF ADJUSTMENT. Upon any adjustment made pursuant to subparagraph C(d), then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Class B Common Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                 (f)      OTHER NOTICES.  In case at any time:

         (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

         (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

         (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

         (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

         (5) the Corporation shall take any action or there shall be any event which would result in (i) an automatic conversion of the Preferred Stock or (ii) a Conversion Event,

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Class B Common Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place and (c) in the case of any event which would result in an automatic conversion of the Preferred Stock pursuant to subparagraph 6H of subdivision I, at least 20 days' prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                 D. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Class A Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Class B Common Stock as herein provided such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock if the total number of shares of Class A Common Stock issued and issuable after such action upon conversion of the Class B Common Stock would exceed the total number of shares of Class A Common Stock then authorized by the Corporation's Articles of Incorporation.

                 E. NO REISSUANCE OF COMMON STOCK. Shares of Class B Common Stock which are converted into shares of Class A Common Stock as provided herein shall not be reissued.

                 F. ISSUE TAX. The issuance of certificates for shares of Class A Common Stock upon conversion of the Class B Common Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Common Stock which is being converted.

                 G. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Class B Common Stock or of any shares of Class A Common Stock issued or issuable upon the conversion of any shares of Class B Common Stock in any manner which interferes with the timely conversion of such Class B Common Stock.

                 H. VOTING RIGHTS. Holders of Class B Common Stock shall have no rights to vote except as provided in this paragraph and as otherwise expressly provided by law. Each holder of Class B Common Stock (i) shall be entitled to vote, together as a single class with the holders of the Class A Common Stock, (ii) shall be entitled to one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all of the shares of Class B Common Stock held by such holder on the record date for determination of stockholders entitled to vote and (iii) shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, in each case only with respect to a Voting Event.

         FIFTH:
                             I.  DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                 Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                              II.  INDEMNIFICATION

         1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph 2. hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

         2. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim for indemnification (including the advancement of expenses) under paragraph 1. of this Section is not paid in full by the Corporation within forty-five days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement





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

of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.

         3. SERVICE FOR SUBSIDIARIES. Any person serving as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "subsidiary"), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

         4. RELIANCE. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity and advancement of expenses contained in this Article Fifth in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

         5. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         6. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         7. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         SIXTH: The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

         1. PREEMPTIVE RIGHTS. No stockholder shall have pursuant to this Certificate of Incorporation preemptive rights to acquire unissued shares of the Corporation.

         2. CUMULATIVE VOTING. There shall be no cumulative voting in election of directors.

         3. BOARD OF DIRECTORS POWER AS TO BYLAWS. The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation, but any bylaw adopted by the Board may be amended or repealed by the stockholders.

         4. MEETINGS OF STOCKHOLDERS, PRESENCE. A special meeting of the Stockholders of the Corporation may be called, in accordance with the notice provisions of the Corporation's bylaws, by any stockholder or group of stockholders holding shares of the Company that represent not less than 10% of the votes that will be entitled to vote at the meeting so called.

         SEVENTH: The number of directors constituting the Corporation's Board of Directors shall be determined as set forth in the Bylaws of the Corporation.





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

         EIGHTH:  The Corporation is to have perpetual existence.

         DATED this ____ day of___________, 1997.


                                          INTERNATIONAL MANUFACTURING
                                          SERVICES, INC.


                                          _____________________________________
                                          Robert G. Behlman
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer
































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